Exhibit 99.2

Jason C. Lindsey

December 31, 2007

Dr. Patrick M. Byrne

Chairman of the Board

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah 84121

Dear Patrick:

As we discussed this afternoon, it has been two years since I came out of retirement to return to Overstock.  Much to my satisfaction, Overstock has accomplished a lot during those two years and I am pleased that I was able to participate in the company’s turn around.  However, as we discussed, we both believe that it is no longer necessary that I be as intimately involved in the day to day operations of the company.  I would like to reduce my participation in the company so that I can spend more time with my family and be more involved with some outside business ventures.

Thus, effectively immediately, I hereby resign as a director and as the president and chief operating officer of Overstock.com, Inc.  As we discussed, I will remain a part-time employee of the company and work on special projects under your direction.

Sincerely,

Jason C. Lindsey